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                                                                    Exhibit 99.1

School Specialty, Inc. Reports Unexpected Death of Its Chairman and Chief Executive Officer

GREENVILLE, Wis., March 8 /PRNewswire-FirstCall/ --

School Specialty, Inc. (Nasdaq: SCHS), is saddened to report the unexpected death of its Chairman and Chief Executive Officer Daniel P. Spalding. The directors and associates of School Specialty extend their deepest sympathy to Mr. Spalding's family and friends.

The Board of Directors has appointed Leo C. McKenna as interim Chairman of the Board. Mr. McKenna has been an active Board member with School Specialty and its predecessors since 1986. In a further action, the Board of Directors appointed David J. Vander Zanden as interim Chief Executive Officer. Mr. Vander Zanden, President and Chief Operating Officer of School Specialty serves as a director and has run the day-to-day operations of the company for the past four years.

"While we are deeply saddened by the loss of Dan Spalding, we have great confidence in the ability and experience of Dave Vander Zanden and his executive officers to continue to direct the strategy and operations of School Specialty," said Leo McKenna, interim Chairman of the Board.

About School Specialty, Inc.

School Specialty, Inc., "The Nation's Education Resource," is the largest direct marketer of supplemental educational supplies to schools and teachers for pre-kindergarten through twelfth grade in the United States. School Specialty offers over 80,000 different products to more than 118,000 schools throughout the United States. The company mails over 38 million catalogs annually to customers, and serves its customers through approximately 2,500 employees. School Specialty has a diversified approach to the market. The School Specialty brand focuses on serving administrators and procurement specialists through a national sales force. The company's nine specialty brands--ClassroomDirect.com, Childcraft, Sax Arts and Crafts, Hammond & Stephens, Frey Scientific, Brodhead Garrett, Teacher's Video, Premier Agendas and Sportime--serve teachers and curriculum specialists. For more information, visit http://www.schoolspecialty.com.

Safe Harbor Statement

Statements in this release that are not strictly historical are "forward-looking." These statements involve known and unknown risks that may cause the company's future results to differ materially from what appears here. These risks include, among others, competition within the educational supply industry; changes in the economics of education, including reductions in government expenditures; the ability of the company to maintain satisfactory relationships with its sales force; the company's ability to integrate acquired businesses into its existing operations; the company's ability to meet its Internet objectives; the effects of economic conditions; unforeseen operating risks; risks associated with the dependence on product manufacturers; and the availability of capital to finance planned growth. These risks are qualified in their entirety by cautionary language in the company's most recent Form 10-K report and other documents filed with Securities and Exchange Commission.

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